SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

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Riggs National Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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      April 29, 2004

TO OUR SHAREHOLDERS:

      We are pleased to invite you to attend the Annual Meeting of the Shareholders of Riggs National Corporation, which will be held at 9:00 a.m., local time, Thursday, May 27, 2004, at our W. W. Corcoran Office located at 1503 Pennsylvania Avenue, N.W., Washington, D.C. 20005.

      The primary business of the meeting will be to elect 10 directors for the coming year, to ratify the appointment of the independent public accountants, and to consider a shareholder proposal described in this Proxy Statement.

      The formal Notice of Annual Meeting and Proxy Statement containing further information about the business of the meeting are set forth on the following pages. The Annual Report on Form 10-K for the fiscal year ending December 31, 2003, accompanies this Proxy Statement.

      Whether you plan to attend the meeting or not, please date, sign and return the proxy card in the accompanying envelope. Your vote is important no matter how many shares you own. If you do attend the meeting and wish to vote in person, you may do so even though you have previously submitted your proxy.

      We look forward to seeing you at the meeting.

Sincerely,

Robert L. Allbritton
Chairman of the Board

RIGGS NATIONAL CORPORATION

1503 Pennsylvania Avenue, N.W.
Washington, D.C. 20005

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 27, 2004

      Our Annual Meeting of Shareholders will be held on Thursday, May 27, 2004, at 9:00 a.m., local time, at our W. W. Corcoran Office located at 1503 Pennsylvania Avenue, N.W., Washington, D.C. 20005, for the following purposes:

1. To elect a board of directors for the coming year;

2. To ratify the appointment of KPMG LLP as the independent public accountants for 2004;

3. To consider a shareholder proposal concerning disclosure of political contributions; and

4.	To consider and act upon any other matters that may properly come before the meeting or any adjournment or postponement of the meeting.

      Shareholders of record at the close of business on April 20, 2004, are entitled to vote at the meeting. Whether or not you plan to attend the meeting, please execute the enclosed proxy card and return it in the enclosed postage-paid return envelope.

By Order of the Board of Directors,

TIMOTHY C. COUGHLIN
President

Washington, D.C.

April 29, 2004

i

RIGGS NATIONAL CORPORATION

1503 Pennsylvania Avenue, N.W.
Washington, D.C. 20005

PROXY STATEMENT

Solicitation

      Our Board of Directors is soliciting your proxy on the proxy card enclosed with this Proxy Statement for the Annual Meeting of Shareholders to be held on May 27, 2004, or any adjournment or postponement of the meeting. This Proxy Statement and the enclosed proxy card are first being mailed on or about May 3, 2004, to holders of shares of our common stock, par value $2.50 per share.

      Our Board recommends voting FOR the election of all nominees as directors, FOR ratification of our independent public accountants, and AGAINST the shareholder proposal concerning disclosure of political contributions. The persons named as proxies on the enclosed proxy card will cast votes for all shares of our common stock that are represented by properly executed proxies we receive in the mail prior to the meeting or at the meeting. The persons appointed as proxies will vote in accordance with the instructions indicated on the proxy card or, if no instructions are indicated, the shares will be voted in accordance with the recommendations of the Board. We do not anticipate that any other matters will be brought before the Annual Meeting. However, if you execute a proxy over your shares, the proxy grants discretionary authority to the persons named as proxies on any other matters that may be properly presented at the Annual Meeting.

      The Corporation will bear the cost of the Board’s solicitation of proxies. In addition to the solicitation of proxies by mail, our directors, officers and employees and the directors, officers and employees of Riggs Bank N.A. (our subsidiary) may solicit proxies personally or by telephone. None of our or Riggs Bank’s directors, officers or employees will receive any additional compensation for these services.

      We have requested that brokerage houses and other custodians, nominees and fiduciaries forward solicitation materials to the beneficial owners of our common stock and will reimburse the brokers and other fiduciaries for their reasonable out-of-pocket expenses for forwarding the materials.

Voting Procedures

      Only holders of record of our common stock at the close of business on April 20, 2004, (the “Record Date”), will be entitled to vote at the Annual Meeting. The number of shares of our common stock outstanding as of the Record Date was 28,987,512. Each share of our common stock entitles the owner to one vote upon each matter to come before the meeting. The holders of a majority of our common stock who are entitled to vote at the meeting, present in person or represented by proxies, constitute a quorum.

      In accordance with the General Corporation Law of the State of Delaware and the Corporation’s Bylaws, directors will be elected at the meeting by a plurality of the votes cast. Any other matter on which shareholders vote at the meeting will be determined by the affirmative vote of a majority of the votes cast. In tabulating the vote on any matter, abstentions will be counted as “no” votes, or a vote against the matter, and the failure of a broker to vote shares because the beneficial owner has not provided voting instructions when required (a “broker non-vote”) will have no effect on the vote totals for that matter.

      The manner in which your shares may be voted depends on how your shares are held. If you own shares of record, meaning that your shares of our common stock are represented by certificates or book entries in your name so that you appear as a shareholder on the records of our stock transfer agent, National City Bank, a proxy card for voting those shares will be included with this Proxy Statement. You may vote those shares by completing, signing and returning the proxy card in the enclosed envelope.

      If you own shares through a bank or brokerage firm, you may instead receive from your bank or brokerage firm a voting instruction form with this Proxy Statement that you may use to instruct how your shares are to be voted. As with a proxy card, you may vote your shares by completing, signing and returning the voting instruction form in the envelope provided. Many banks and brokerage firms have arranged for Internet or telephonic voting of shares and provide instructions for using those services on the voting instruction form. If your bank or brokerage firm uses ADP Investor Communication Services, you may vote your shares via the Internet at www.proxyvote.com or by calling the telephone number on your voting instruction form.

Attendance and Voting at the Annual Meeting

      If you own common stock of record, you may attend the Annual Meeting and vote in person, regardless of whether you have previously voted by proxy card. If you own common stock through a bank or brokerage account, you may attend the Annual Meeting, but in order to vote your shares at the meeting you must obtain a “legal proxy” from the bank or brokerage firm that holds your shares. You should contact your bank or brokerage account representative to learn how to obtain a legal proxy. We encourage you to vote your shares in advance of the Annual Meeting by one of the methods described above, even if you plan on attending the Annual Meeting. You may change or revoke your proxy at the Annual Meeting in the manner described below even if you have already voted.

Revocation

      Any shareholder holding common stock of record may revoke a previously granted proxy at any time before it is exercised by delivering to the Corporate Secretary a written notice of revocation or a duly executed proxy card bearing a later date or by attending the Annual Meeting and voting in person. Any shareholder holding common stock through a bank or brokerage firm may change or revoke previously given voting instructions by contacting the bank or brokerage firm or by obtaining a legal proxy from the bank or brokerage firm and voting in person at the Annual Meeting.

      An inspector of elections we appoint will tabulate the votes at the meeting.

PROPOSALS TO BE PRESENTED AT THE ANNUAL MEETING

Proposal 1 — Election of Directors

      At the meeting, shareholders will elect ten (10) directors (which will constitute the entire Board after the meeting) to hold office until the next Annual Meeting of shareholders and until their respective successors have been elected and qualified. Shares of our common stock that are represented by properly executed proxies will be voted FOR the nominees named below unless otherwise specified on the proxy card. We are not aware that any of the nominees will become unavailable to serve, but if that should occur before the meeting, proxies that do not withhold authority to vote for directors may be voted for another nominee or nominees our Board selects unless the Board votes to reduce the size of the Board to the then-actual number of nominees.

Nominees for Director

      We have provided below the name, principal occupation, and certain biographical information and Board committee memberships of each nominee as of January 1, 2004.

Robert L. Allbritton	Director since 1994

      Mr. Allbritton, 34, assumed positions as Chairman of the Board and Chief Executive Officer of the Corporation and became Chairman of the Board of Riggs Bank in February 2001. In addition, he is a director of Riggs Bank Europe Limited, our indirect subsidiary. He is a director of Perpetual Corporation, the indirect owner of Allbritton Communications Company. He was also President of Allbritton Communications Company (owner of television stations) from 1998 to February 2001 and currently serves as Chairman and Chief Executive Officer. Mr. Allbritton is a trustee and Vice President of The Allbritton Foundation and Vice President and a trustee of the Allbritton Art Institute. He chairs the Executive, Risk Management and Budget Committee.

J. Carter Beese, Jr.	Director since 2001

      Mr. Beese, 47, is President of Riggs Capital Partners, LLC and Riggs Capital Partners II, LLC (our subsidiaries), both of which are venture funds. Prior to joining Riggs in 1998, Mr. Beese was Vice Chairman of the Global Banking Group of Bankers Trust Alex. Brown from 1997 to 1998, Chairman of Alex. Brown International, 1996 to 1997, and Vice Chairman of Alex. Brown International from 1995 to 1996. Prior to that, Mr. Beese was a Commissioner of the U.S. Securities and Exchange Commission. Since 2003, Mr. Beese has served as a Senior Advisor to Allied Capital Corporation. He is a director of Aether Systems, Inc. (provider of wireless data products and services), Nastech Pharmaceutical Company (developer of pharmaceuticals), the National Stock Exchange and Metastorm (provider of business process management software). Mr. Beese serves on the BSA Compliance Committee.

Charles A. Camalier, III	Director since 2001

      Mr. Camalier, 52, has been an attorney with the law firm of Wilkes Artis, Chartered since 1977 and is currently the Managing Partner. He is also President of Rock Spring Properties, Ltd., a commercial real estate asset management company. Mr. Camalier served on the Board of Riggs Bank from 1989 to 2001. He chairs the BSA Compliance Committee, co-chairs the Executive, Risk Management and Budget Committee and serves on the Nominating/ Corporate Governance and Audit Committees.

Lawrence I. Hebert	Director since 1988

      Mr. Hebert, 57, became a director and President and Chief Executive Officer of Riggs Bank in February 2001. In addition, he is a director of Riggs Investment Advisors Inc. and

Riggs Bank Europe Limited, both of which are our indirect subsidiaries. Mr. Hebert has served as a Director (since 1980) and President (since 1981) of Perpetual Corporation (owner of Allbritton Communications Company) and President (1988 to 2003) of Westfield News Advertiser, Inc. (the owner of newspapers). He was Chairman and Chief Executive Officer of Allbritton Communications Company until February 2001 and is currently its Vice Chairman. Mr. Hebert is a trustee of The Allbritton Foundation and Vice President of the Allbritton Art Institute. He is a director of Allied Capital Corporation (an investment company) and serves on their Executive Committee. Mr. Hebert serves on the Executive, Risk Management and Budget Committee.

Steven B. Pfeiffer	Director since 1989

      Mr. Pfeiffer, 56, is Chairman of the Executive Committee and Head of the International Department of Fulbright & Jaworski L.L.P., a law firm. From 1998 to 2002, he was Partner-in-Charge of the Washington, D.C. office. Mr. Pfeiffer is a director and non-executive Chairman of Riggs Bank Europe Limited, our indirect subsidiary. He is a director of Sasol Limited (fuel and chemical manufacturing and marketing), The Africa-America Institute in New York and Project Hope in Washington, D.C. Mr. Pfeiffer chairs the Nominating/ Corporate Governance Committee and serves on the Audit Committee.

Robert L. Sloan	Director since 1993

      Mr. Sloan, 57, is a vice chairman of our Board and has been President and Chief Executive Officer of Sibley Memorial Hospital in Washington, D.C. since 1985. He is a Board member and an Executive Committee member of the District of Columbia Hospital Association. Mr. Sloan is the Founding Chairman of Potomac Home Health Care Agency. He chairs our Audit Committee and serves on the Compensation Committee.

Anthony P. Terracciano

      Mr. Terracciano, 65, will be new to our Board. From June 1999 to January 2002, he served as chairman of Dime Bancorp. Mr. Terracciano also served on the board of directors of American Water Works Company Inc. from 1997, and held the position of Vice Chairman from 1998, until its acquisition by Thames Water in January 2003. He was President of First Union Corporation (June 1995 to June 1997), Chairman and Chief Executive Officer of First Fidelity Bancorporation (January 1990 to June 1995), President of Mellon Bank (July 1987 to January 1990) and Vice Chairman of Chase Manhattan Bank (1986 to 1987). Mr. Terracciano currently is a director of IKON Office Solutions and Avaya, Inc.

Jack Valenti	Director since 1986

      Mr. Valenti, 82, is Chairman and Chief Executive Officer of the Motion Picture Association, as well as President and Chief Executive Officer (since 1966) of the Motion Picture Association of America, Inc. Mr. Valenti is a director of the American Film Institute and a trustee of the Aspen Institute. He chairs the Compensation Committee and serves on the Nominating/ Corporate Governance Committee.

William L. Walton	Director since 1999

      Mr. Walton, 54, is Chairman and Chief Executive Officer (since 1997) and a director (since 1986) of Allied Capital Corporation. Mr. Walton is a director of The Hillman Companies, Inc. (manufacturer of key-making equipment), which is 93.2% owned by Allied Capital Corporation. He is a co-founder of Success Lab, a reading program for inner city school children. Mr. Walton is a director of the Wolf Trap Foundation and the National

Symphony Orchestra. He serves on the Executive, Risk Management and Budget and the Nominating/ Corporate Governance Committees.

Eddie N. Williams	Director since 1993

      Mr. Williams, 71, has been President and Chief Executive Officer of the Joint Center for Political and Economic Studies since 1972. He is an elected Fellow of the American Academy of Arts and Sciences. Mr. Williams serves on the Compensation and BSA Compliance Committees.

      The Office of the Comptroller of the Currency (the “OCC”) is reviewing the involvement of employees, officers, and directors of Riggs Bank in connection with its compliance with anti-money laundering laws and regulations and its Consent Order with the OCC and is considering whether or not to institute a civil money penalty proceeding against such individuals. In connection with that review, the Bank’s directors, including nominees Robert L. Allbritton and Lawrence I. Hebert, have been afforded the opportunity by the OCC to submit information to the OCC and have done so.

      On April 7, 2004 and April 28, 2004, Corporation shareholders filed two substantially similar purported shareholder derivative actions in the Court of Chancery of the State of Delaware in and for New Castle County against the Corporation’s Board of Directors. Each complaint alleges that the Board violated its fiduciary duties in relation to a variety of matters, including, among others, the compliance by the Bank with various anti-money laundering laws and various aspects of the Bank’s international and embassy businesses. Each lawsuit seeks, on behalf of the Corporation, among other things, monetary damages and certain types of equitable relief.

Proposal 2 — Ratification of Independent Public Accountants

      Subject to ratification by shareholders, the Audit Committee has appointed KPMG LLP as the Corporation’s independent public accountants to audit the Corporation’s financial statements for the fiscal year ending December 31, 2004. KPMG has served as the Corporation’s independent public accountants since March 20, 2002. Representatives from KPMG are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and to respond to appropriate questions from those attending the meeting.

      If the appointment of KPMG as our independent public accountants is ratified, the Audit Committee may, in its discretion, change that appointment at any time during the year should it determine such a change would be in the best interest of the Corporation and its shareholders. If the shareholders, however, do not ratify the appointment, the Audit Committee will reconsider whether to retain KPMG but may proceed with the retention of KPMG if they deem it to be in the best interest of the Corporation and its shareholders.

      On March 6, 2002, the Corporation decided not to renew the engagement of its independent public accountants, Arthur Andersen LLP (“Andersen”). This decision not to renew the engagement of Andersen was made by the Board of Directors based upon a recommendation of the Audit Committee. Effective March 20, 2002, the Board of Directors, based upon a recommendation of the Audit Committee, retained KPMG as its independent public accountants to audit the Corporation’s consolidated financial statements for the year ending December 31, 2002. The decision to retain KPMG was ratified by the shareholders at the Annual Meeting of Shareholders on April 17, 2002.

      During the Corporation’s two most recent fiscal years ending December 31, 2001, and during the interim period through March 20, 2002, there were no disagreements between the Corporation and Andersen on any matter of accounting principles, financial statement disclosure, or auditing scope or procedure which, if not resolved to Andersen’s satisfaction, would have caused Andersen to make reference to the matter of the disagreement in connection with its reports. The audit report of Andersen on the consolidated financial statements of Riggs as of and for the years ending December 31, 2001 and 2000, did not contain any adverse opinion or disclaimer of opinion, nor were these opinions qualified or modified as to uncertainty, audit scope or accounting principles. During the Corporation’s two most recent fiscal years ending December 31, 2001, and during the interim period through March 20, 2002, there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K, nor did the Corporation consult with KPMG regarding any of the matters or events set forth in Item 304(a)(2)(i) or Item 304(a)(2)(ii) of Regulation S-K. Andersen’s engagement with the Corporation expired on March 20, 2002.

      Board of Directors Recommendation. The Board recommends a vote FOR this proposal.

      Vote Required. To be adopted, Proposal 2 must be approved by the affirmative vote of a majority of the votes cast. If you execute a proxy for your shares of common stock, your shares will be voted FOR the ratification of KPMG as our independent public accountants unless you otherwise instruct on your proxy card.

Proposal 3 — Shareholder Proposal

General

      Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, D.C. 20037, who is the owner of 500 shares of our common stock, has advised us that she intends to present the following proposal for shareholder action at the meeting:

      RESOLVED: “That the stockholders recommend that the Board direct management that within five days after approval by the shareholders of this proposal, the management shall publish in newspapers of general circulation in the cities of New York, Washington, D.C., Detroit, Chicago, San Francisco, Los Angeles, Dallas, Houston and Miami, and in the Wall Street Journal and U.S.A. Today, a detailed statement of each contribution made by the Company, either directly or indirectly, within the immediately preceding fiscal year, in respect of a political campaign, political party, referendum or citizens’ initiative, or attempts to influence legislation, specifying the date and amount of each such contribution, and the person or organization to whom the contribution was made. Subsequent to this initial disclosure, the management shall cause like data to be included in each succeeding report to shareholders.” “And if no such disbursements were made, to have that fact publicized in the same manner.”

      REASONS: “This proposal, if adopted, would require the management to advise the shareholders how many corporate dollars are being spent for political purposes and to specify what political causes the management seeks to promote with those funds. It is therefore no more than a requirement that the shareholders be given a more detailed accounting of these special purpose expenditures that they now receive. These political contributions are made with dollars that belong to the shareholders as a group and they are entitled to know how they are being spent.”

      “Last year the owners of 1,736,200 shares, representing approximately 7.9% of shares voting, voted FOR this proposal.”

      “If you AGREE, please mark your proxy FOR this resolution.”

     Board of Directors’ Recommendation

      The Board recommends a vote AGAINST this proposal.

      Federal law prohibits us from making direct or indirect contributions to candidates or political parties at the federal level, and many states’ laws regulate and limit such activities at the state level. Lobbying activities are also regulated at the federal level and by many states. We have a policy not to make contributions to political candidates or organizations, nor to employ our resources for the purpose of helping to elect candidates to public office, even where permitted by law. We believe that the approval of Proposal 3 would require an unnecessary expenditure of funds and would not provide any appreciable benefit to our shareholders. Adoption of this resolution is, therefore, unnecessary and not in the best interest of our shareholders.

      Vote Required. To be adopted, Proposal 3 must be approved by the affirmative vote of a majority of the votes cast. If you execute a proxy for your shares of common stock, your shares will be voted AGAINST this proposal unless you otherwise instruct on your proxy card.

CORPORATE GOVERNANCE

      We are committed to maintaining good corporate governance. During fiscal year 2003, we evaluated and updated our corporate governance practices to comply with recent changes in the federal securities laws and applicable Nasdaq listing standards and to voluntarily implement what we consider to be certain corporate governance best practices.

      Based on this review and evaluation, our Board adopted a variety of policies and practices to promote good corporate governance. In particular, the Board reorganized and reconstituted each of its committees and adopted new charters for each of its five standing committees. The charter for each committee is available on our website at http://www.riggsbank.com, under Discover Riggs.

      The Board has determined that the following directors and director nominees (70% of the slate) are “independent” as defined by Nasdaq listing standards currently in effect and approved by the SEC on November 4, 2003:

Charles A. Camalier, III Steven B. Pfeiffer Robert L. Sloan Anthony P. Terracciano	Jack Valenti William L. Walton Eddie N. Williams

      We have also adopted codes of conduct that are applicable to our directors, officers and other employees, including to our Chief Executive Officer and senior financial officers. These codes of conduct are set forth on our website at http://www.riggsbank.com, under Discover Riggs.

      We provide the opportunity for our shareholders to communicate with the members of our Board. All shareholder communications should be forwarded to the attention of the Corporate Secretary, c/o Riggs National Corporation, Office of the Corporate Secretary, 800 17th Street, N.W., 7th Floor, Washington, D.C. 20006. The Corporate Secretary can also be reached by telephone at (202) 835-4987 and by e-mail communication at corpsec@riggsbank.com. The Corporate Secretary will forward those shareholder communications to the Board that reasonably appear to address a matter of shareholder interest and are intended for communication to the Board. Other inquiries will be redirected to the appropriate individual within the Corporation.

THE BOARD, ITS COMMITTEES AND ITS COMPENSATION

Board and Committee Meetings

      The Board held six meetings during 2003. The Board has a standing Audit Committee, BSA Compliance Committee, Compensation Committee, Executive, Risk Management and Budget Committee and Nominating/ Corporate Governance Committee. The various committees of the Board met an aggregate of 43 times during 2003. Average attendance at Board and committee meetings by the directors during 2003 was in excess of 91%. Mr. Valenti was only able to attend 63% of such meetings. Generally, all of our directors attend the annual meeting of shareholders, and each of our 2003 director nominees attended the Annual Meeting of Shareholders, held on April 16, 2003.

Nominating/ Corporate Governance Committee

      The Nominating/ Corporate Governance Committee was established in April 2003. The primary directive of the Nominating/ Corporate Governance Committee is to assist the Board in fulfilling its responsibilities regarding the oversight of corporate governance matters and the composition of the Board. Among its other duties, the Nominating/ Corporate Governance Committee:

•	Reviews the qualifications of individuals eligible to stand for election as director, identifies nominees and makes recommendations to the Board on this matter;

•	Reviews the “independence” of current and prospective Board members as defined by Nasdaq listing standards and under other applicable regulatory requirements;

•	Reviews and recommends candidates for committee membership and chairs; and

•	Reviews non-employee director compensation.

      The members of the Nominating/ Corporate Governance Committee are: Steven B. Pfeiffer (Chairman), Charles A. Camalier, III, Jack Valenti and William L. Walton. Each of the members of the Nominating/ Corporate Governance Committee is “independent” as defined by Nasdaq listing standards currently in effect and those approved by the SEC on November 4, 2003.

      The Nominating/ Corporate Governance Committee held six meetings since its inception in April 2003.

      The charter for the Nominating/ Corporate Governance Committee is available on our website at http://www.riggsbank.com, under Discover Riggs.

      Shareholder Recommendations. The Nominating/ Corporate Governance Committee considers nominees recommended by shareholders in a timely manner. Any shareholder who wishes to make such a recommendation must send a résumé of the recommended individual to the Chairman of the Nominating/ Corporate Governance Committee c/o Riggs National Corporation, Office of the Corporate Secretary, 800 17th Street, N.W., Washington, D.C. 20006.

      Nominee Qualifications. While all of our nominees should have the highest personal integrity, meet any FDIC and other regulatory qualifications, and have a record of exceptional ability and judgment, the Board relies on the judgment of members of the Nominating/ Corporate Governance Committee, and members of Board, to assess the qualifications of potential Board nominees with a view to the contributions that they would make to the Board and the Corporation. Because the Board believes that its members should ideally reflect a mix of experience and other qualifications, there is no rigid formula. In evaluating potential candidates, however, the Nominating/ Corporate Governance Committee will consider, among others things, the degree to which a potential candidate fulfills a current Board need (e.g., the need for an audit committee financial expert), as well as the candidate’s ability to devote the time necessary to fulfill the role of director. In addition, the committee may consider, as appropriate in a particular case, the candidate’s: (i) relevant industry experience and knowledge; (ii) demonstrated leadership ability; (iii) the extent and quality of relationships and standing in the banking and local communities; (iv) diversity of experience; and (v) in connection with nominees to be designated as “independent” directors, “independence” under regulatory definitions, as well as in the judgment of the committee.

      Identification of Nominees. The Nominating/ Corporate Governance Committee considers recommendations for nominations from a wide variety of sources, including members of our Board and those of our subsidiaries, our advisory board members, business contacts, community leaders and members of management. As described above, the committee will also consider shareholder recommendations for Board nominees that are received in a timely manner.

      The Nominating/ Corporate Governance Committee initially evaluates a prospective candidate on the basis of his or her résumé and other background information that has been made available to the committee. A Nominating/ Corporate Governance Committee member will contact for further review those candidates whom the committee believes have the necessary qualifications, who (as applicable) may fulfill a specific board need and who would otherwise make a contribution to the Board. If, after further discussions with the candidate, and other further review and consideration as necessary, the committee believes that it has identified a good candidate to fill an available position, it will make a favorable recommendation to the Board.

      Of the current nominees who are standing for election at the Annual Meeting (excluding those standing for re-election), the initial source of the recommendation to nominate Anthony P. Terracciano as a director was an outside advisor who identified Mr. Terracciano as a potential candidate to serve on our Audit Committee in the role of an “audit committee financial expert” in accordance with SEC rules.

Audit Committee

      The Audit Committee oversees management’s preparation of the Corporation’s financial statements and the audit of those statements undertaken by our independent public accountants. Among its other duties, the Audit Committee also:

•	Oversees the creation and maintenance of our disclosure controls and procedures and internal control over financial reporting;

•	Oversees the internal audit department;

•	Appoints (subject to shareholder ratification) and approves the compensation of our independent public accountants;

•	Reviews the audit and examination reports of the internal auditors, independent public accountants and federal bank examiners as they relate to us and our subsidiaries;

•	Oversees compliance with applicable legal and regulatory requirements; and

•	Monitors the qualifications and independence of the independent public accountants and the performance of the independent public accountants and the internal auditors.

      The members of the Audit Committee are: Robert L. Sloan (Chairman), Charles A. Camalier, III, and Steven B. Pfeiffer. The Board has determined that each of the members of the Audit Committee meets all of the audit committee independence criteria as defined by Nasdaq listing standards currently in effect.

      If elected as a director at the Annual Meeting, Anthony P. Terracciano will be appointed to the Audit Committee. The Board has determined that Mr. Terracciano qualifies as an “audit committee financial expert,” as defined in SEC rules, and that Mr. Terracciano meets all of the audit committee independence criteria as defined by Nasdaq listing standards currently in effect and approved by the SEC on November 4, 2003.

      We currently have no formal Audit Committee pre-approval procedures in place that would permit management to engage our independent public accountants with respect to pre-approved services. Rather, it is our policy that the Audit Committee approve in advance all services to be provided by the independent public accountants.

      A copy of the current charter for the Audit Committee is attached to this proxy statement as Appendix A.

      The Audit Committee held 15 meetings during 2003.

Compensation Committee

      The Compensation Committee assists the Board in fulfilling its responsibilities related to compensation and benefits. Among its other duties, the Compensation Committee:

•	Reviews and establishes our senior executive compensation policies;

•	Determines compensation of our senior executive officers, including the CEO, which must be ratified by the Board;

•	Reviews and recommends non-employee director compensation;

•	Participates in succession planning; and

•	Approves awards under the Corporation’s long-term incentive program.

      The members of the Compensation Committee are: Jack Valenti (Chairman), Robert L. Sloan and Eddie N. Williams. Each of the members of the Compensation Committee is “independent” as defined by Nasdaq listing standards currently in effect and those approved by the SEC on November 4, 2003.

      The Compensation Committee held seven meetings during 2003.

Executive, Risk Management and Budget Committee

      The Executive, Risk Management and Budget Committee was established in October 2003 and replaced the Executive Committee and the Budget Committee. The primary directive of the Executive, Risk Management and Budget Committee is to:

•	Oversee and appraise the quality of the Risk Management function (which includes Internal Audit, Loan Review, Compliance, Bank Security, Information Security and Contingency Planning);

•	Monitor the Bank’s process for assessing credit quality and the adequacy of the Allowance for Loan and Lease Losses;

•	Determine that no management restrictions are placed upon Risk Management;

•	Provide additional oversight as required by federal regulation; and

•	Assist the Corporation in fulfilling its responsibilities in preparing an annual budget.

      In addition, the Executive, Risk Management and Budget Committee ensures efficient functioning of the Corporation when action by the Board is required between Board meetings.

      The members of the Executive, Risk Management and Budget Committee are: Robert L. Allbritton (Chairman), Charles A. Camalier, III, Vice Chairman, Timothy C. Coughlin, Lawrence I. Hebert and William L. Walton.

      The Executive Committee and the Executive, Risk Management and Budget Committee each held one meeting during 2003.

BSA Compliance Committee

      The primary directive of the BSA Compliance Committee is to provide oversight to the Corporation’s monitoring and coordination of its adherence to the Bank Secrecy Act and its anti-money laundering program. Among its other duties, the BSA Compliance Committee:

•	Provides oversight regarding the Corporation’s risks posed by specific business lines, including high profile/high net worth and/or international and embassy relationships;

•	Provides oversight regarding the Corporation’s compliance with the Bank Secrecy Act, the USA PATRIOT Act of 2001, the U.S. Treasury Department’s Office of Foreign Assets Control requirements, any other applicable or appropriate rules or regulations governing the reporting of suspicious activity and the security and reporting requirements detailed in 12 CFR 21.21, including a system of internal controls to ensure ongoing compliance; and

•	Provides oversight regarding the Corporation’s progress in addressing all governance, internal audit and risk management responsibilities to the satisfaction of federal banking regulators.

      The members of the BSA Compliance Committee are: Charles A. Camalier, III (Chairman), J. Carter Beese, Jr. and Eddie N. Williams.

      The BSA Compliance Committee held nine meetings during 2003.

Director Compensation

      Our directors who are not employed by us receive a fee of $25,000 per year. Director Robert L. Sloan receives an additional fee of $25,000 per year for his services as Chairman of the Audit Committee. Committee members receive an additional fee of $750 for each committee meeting they are required to attend, and committee chairmen receive an additional fee of $1,500 per committee meeting they are required to attend. Our officers who are directors do not receive compensation in addition to their compensation as officers for attending our Board or committee meetings.

      The Riggs National Corporation Non-Employee Director Deferred Compensation Plan, adopted in April 1994, allowed our non-employee directors to defer receipt of all or a portion of their directors’ fees to a specified date or until termination of their service as a director. Under that plan, directors could elect to have such deferred amounts treated as having been invested in a hypothetical interest-bearing account or in hypothetical shares of our common stock (“phantom stock”), or a combination of the two. Deferred fees treated as invested in a hypothetical interest-bearing account are credited with deemed interest at the rate paid by Riggs Bank on certificates of deposit with a one-year maturity. Dividends we pay on our common stock are credited as a deemed reinvestment in phantom stock. Holders of shares of phantom stock under this plan initially were entitled at payout to receive the number of whole shares of our common stock equal to the number of shares of phantom stock held by that person. In April 2000, the Non-Employee Director Deferred Compensation Plan was amended to provide that holders of shares of phantom stock in respect of compensation deferred after April 2000 under the amended plan henceforth would be entitled to receive upon distribution only the cash representing the closing market price of the number of shares of our common stock on the payment date equal to the number of shares of phantom stock held by that person, and not actual shares of our common stock.

      In January 2003, the Board determined to freeze participation in the Non-Employee Director Deferred Compensation Plan and to adopt an amendment to the Riggs National Corporation Executive Deferred Compensation Plan (the “Deferred Compensation Plan”), to permit non-employee directors to participate in that plan. Since the second quarter of 2003, non-employee directors have been permitted to defer up to 100% of their directors’ fees under the Deferred Compensation Plan, which is a traditional, non-qualified plan, providing for a variety of different investment vehicles.

      In addition to the above fees, Director Steven B. Pfeiffer received fees of £50,000 (approximately $82,270) for service on the Board of Riggs Bank Europe Limited (“RBEL”). Mr. Pfeiffer’s fee includes £25,000 (approximately $41,135) for serving as Chairman of RBEL’s Board and £5,000 (approximately $8,227) for serving as a member of the Audit Committee. Christopher J.R. Meyer, who joined our Board in October 2003 and resigned in March 2004, also served on the RBEL Board (from June 2003 to March 2004) and received fees of £23,500 (approximately $38,667) during 2003. Each of the foregoing U.S. dollar amounts assumes an exchange rate of $1.6454, the average month-end exchange rate for 2003.

      We maintain the Riggs National Corporation 2002 Long-Term Incentive Plan (the “2002 Plan”), which shareholders approved at our 2002 Annual Meeting, under which the Board may grant stock options and other stock-based and cash awards as a means to attract, retain and motivate our officers, employees, directors and consultants (including those of our subsidiaries). Accordingly, our directors and those of our subsidiaries are eligible to receive awards under the 2002 Plan. The amount, timing and terms of such awards will be based on such considerations as the Board may consider appropriate, subject to the provisions of the 2002 Plan. In April 2003, options to purchase 2,500 shares of our common stock with an exercise price per share of $13.84 were granted under the 2002 Plan to each of our non-employee directors and certain non-employee directors of our subsidiaries, for a total of 47,500 shares.

      Riggs Bank owns and operates a corporate aircraft in connection with its business. Pursuant to the applicable policy regarding the use of the aircraft (the “Aircraft Policy”), should directors or employees use the aircraft for non-business purposes, additional imputed income to the director or officer in question will be reported as determined under the prevailing Internal Revenue Service formulas. During the fiscal year ended December 31, 2003, Mr. Joe L. Allbritton, a vice chairman of the Board, used the aircraft for non-business purposes at an incremental cost of $334,552 to the Bank, as compared to an incremental cost of $251,187 for

2002. Under the Aircraft Policy, the Bank does not require reimbursement to the Bank of the costs of non-business use of the aircraft.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

2003 Compensation — General

      In April 2003, the Board of Directors approved a revised charter for the Corporation’s Compensation Committee. Among its duties specified in the revised charter, the Compensation Committee is responsible for:

•	Setting annual and long-term performance goals for the Chairman and Chief Executive Officer and evaluating his or her performance against such goals.

•	Managing salary, bonus, pension, benefits and other related compensation programs for the Chairman and Chief Executive Officer and other senior executive officers, as appropriate.

•	Managing the Corporation’s 2002 Plan, reviewing and approving the grant of equity-based compensation thereunder and establishing and certifying the attainment of performance goals, as appropriate.

      The overall design of the executive compensation program is intended to attract, retain and motivate senior executive officers by aligning their interests with the organization and creating a sense of ownership among them. The executive compensation program consists of: paying competitive base salaries and bonuses; administering the Riggs Executive Managerial Bonus Program; approving certain perquisite and benefit enhancements based on the operating level of the covered executive; and granting equity-based awards.

      The Compensation Committee can, in its discretion, award equity- or cash-based awards to officers, employees, directors and certain consultants pursuant to the terms of the 2002 Plan, which was approved by shareholders in April 2002. As more fully described below, in 2003, the Compensation Committee approved equity-based awards to certain of the senior executive officers pursuant to the terms of the 2002 Plan.

      As part of the benefits offered under the executive compensation program, the Corporation also provides directors and senior executive officers the opportunity to participate in the Deferred Compensation Plan. The Deferred Compensation Plan is a traditional, non-qualified plan under which an eligible executive can defer up to 40% of his or her base salary and 100% of commissions and/or bonus compensation and allocate it to a variety of different investment vehicles.

      In December 2001, the Corporation entered into a Senior Executive Change of Control and Retention Agreement with each of its senior executive officers. Each Senior Executive Change of Control and Retention Agreement sets forth the calculation of the severance payment that could be due to the applicable senior executive if the Corporation experiences a change of control. The Senior Executive Change of Control and Retention Agreements are explained more fully in the section entitled “Change of Control Agreements.” In 2003, four additional executive officers who were either promoted or recruited into a senior executive officer position each entered into a Senior Executive Change of Control and Retention Agreement, bringing the total to 17 senior executive officers who have entered into such arrangements.

Chairman and Chief Executive Officer

      Since February 14, 2001, Mr. Robert L. Allbritton has served in the position of Chairman and Chief Executive Officer of the Corporation. Mr. Allbritton specifically requested that his base compensation not be increased, and he continued to receive a base salary of $375,000 in 2003. This base salary level, which the Compensation Committee believes is lower than the cash compensation for other comparable chairman and chief executive officer positions, reflects Mr. Allbritton’s stated preference upon appointment as Chief Executive Officer to receive the majority of his compensation in equity. However, in recognition of his contributions to the Corporation and the achievement of certain strategic financial goals in 2003, including the attainment of net income goals for 2003 by the International Banking-Washington and Corporate & Institutional Banking groups of Riggs Bank, Mr. Allbritton received a bonus of $100,000 outside of the Riggs Executive Managerial Bonus Program.

      On April 14, 2003, the Compensation Committee awarded Mr. Allbritton stock options to purchase 285,000 shares of the Corporation’s common stock at a price of $13.84 per share, the closing price per share of the Corporation’s common stock on April 16, 2003, under the 2002 Plan. The options vested immediately. On April 17, 2003, the Compensation Committee awarded Mr. Allbritton 30,000 performance shares under the 2002 Plan. Participants become eligible for payment of performance shares based upon the attainment of net income goals in five specified revenue groups for the year in which the performance shares are granted. Payment of shares may be partial, because each participant becomes eligible for twenty percent of his or her allotted shares for each of the specified revenue groups that meets its net income goals. The five revenue groups are Community Banking, Corporate & Institutional, International Banking-Washington, Riggs & Co. and the Corporation. If a participant becomes eligible for payment of some or all of the allotted performance shares, one-third of those shares vest immediately and the remaining shares vest in equal annual installments over the two-year period thereafter, provided that the participant is then employed by the Corporation. For 2003, International Banking-Washington and Corporate & Institutional Banking achieved their respective net income goals. Therefore, of the 30,000 performance shares awarded to Mr. Allbritton in 2003, 12,000 were paid out by the Corporation, subject to the vesting provisions described above. In July 2002, the Compensation Committee awarded Mr. Allbritton 50,000 shares of deferred stock under the 2002 Plan, forty percent of which had vested as of January 23, 2004, and the remainder of which will vest in twenty-percent increments each January for the next three years thereafter, but only if Mr. Allbritton is then-employed by the Corporation. In granting the options and performance shares to Mr. Allbritton, a significant factor considered by the Compensation Committee was Mr. Allbritton’s expressed desire to have his financial reward and recognition be driven primarily by the long-term performance and growth of the Corporation as well as his overall compensation relative to that of comparable chief executive officer compensation packages. The equity awards to Mr. Allbritton also took into account his performance as Chief Executive Officer and the overall performance of the Corporation.

Other Senior Executive Officers

      As part of the Corporation’s long-term compensation program goal to bring the other senior executive officers’ total compensation packages to approximately the 75th percentile of total compensation levels in local and national markets, the Compensation Committee awards a combination of performance shares and deferred stock, in addition to their cash compensation, to the executives under the 2002 Plan. The Corporation also grants stock options to its senior executive officers. For 2003, these awards were granted in an approximate proportion of two-thirds stock options and one-third performance shares to senior executive officers other than the Chairman and Chief Executive Officer. The overall size of such awards is determined by a formula that is a percentage of base salary and varies in accordance with the senior executive officer’s corporate hierarchical level. The calculation involves the use of the Black-Scholes model to determine the appropriate number of stock options to be granted. Not including Mr. Allbritton’s award, a total of 351,417 stock options were granted under the 2002 Plan to 18 senior executive officers. These stock options were awarded on April 14, 2003, at a price of $13.84 per share, the closing price per share of the Corporation’s common stock on April 16, 2003, and vest in equal installments over each of the following three years, but only if the executive officer is then-employed by the Corporation. One other senior executive officer who joined the Corporation during 2003 was also awarded stock options at a price of $15.00 per share based upon his date of eligibility. See “Option Grants in 2003,” for a description of the stock options granted to named executive officers. Not including Mr. Allbritton’s award, the Compensation Committee awarded certain of the senior executive officers a total of 180,407 performance shares under the 2002 Plan. As discussed above, payment of performance shares granted under the 2002 Plan is contingent upon whether net income goals are met in five specified areas for the year in which the performance shares are granted. Of the 180,407 performance shares granted to senior executive officers in 2003, 64,467 were paid out by the Corporation in January 2004, based upon the achievement of net income goals for 2003 by the International Banking-Washington and Corporate & Institutional Banking groups, with one-third of those shares vesting immediately and the remaining shares vesting in equal amounts annually over the two-year period thereafter, provided that the senior executive officer is then-employed by the Corporation. Based upon the individual’s position within the Corporation’s executive hierarchy and not including Mr. Allbritton’s award, the Compensation Committee also awarded certain of the senior executive officers a total of 320,000 shares of deferred stock under the 2002 Plan in July 2002, forty percent of which had vested as of January 23, 2004, and the remainder of which will vest in twenty-percent increments each January for the next three years thereafter, but only if the senior executive officer is then-employed by the Corporation. Certain other senior executive officers who were either promoted or recruited during 2003 were also awarded deferred stock under the 2002 Plan. The aggregate award for these officers amounted to 73,000 shares of deferred stock.

      Bonuses totaling $323,070 in aggregate were awarded under the Corporation’s bonus program to 15 of the senior executive officers. Bonus awards to the senior executive officers take into account the individual’s performance, the Corporation’s overall financial performance (based upon the same net income goals governing the payout of performance shares, as described above) and the performance of an individual’s business segment. A bonus of $35,000 was awarded to Mr. Coughlin outside of the Riggs Executive Managerial Bonus Program in recognition of his contributions to the Corporation and the achievement of certain strategic financial goals in 2003, including the attainment of net income goals in 2003 by the International Banking-Washington and Corporate & Institutional Banking groups. In addition, effective April 14, 2003, the Compensation Committee approved increases in base compensation averaging 5.0% for its senior executive officers. These salary increases were based upon the previously stated desire of the Compensation Committee to move the cash compensation of the senior executive officers towards the 50th percentile of local and national market salary and bonus levels, consistent with implementing the long-term compensation program. Individual performance was also a factor.

Tax Deductibility of Executive Compensation

      Internal Revenue Code Section 162(m) does not permit us to deduct as a business expense certain non-performance-based compensation in excess of $1 million per taxable year paid to the Chief Executive Officer or the four most highly compensated executive officers for that taxable year.

      As a general matter, the Compensation Committee policy is to pay compensation that is deductible pursuant to Section 162(m). However, the Compensation Committee reserves the right, in circumstances where it deems it appropriate, to pay compensation that is not deductible for purposes of Section 162(m). None of the compensation earned by our Chief Executive Officer and the four most highly compensated officers in 2003 exceeded the deductibility requirements under Section 162(m).

Respectfully submitted,

Compensation Committee

Jack Valenti, Chairman
Robert L. Sloan
Eddie N. Williams

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      The Compensation Committee consists of the three directors named above, none of whom were or now are our or our subsidiaries’ present or former officers or employees. None of our executive officers serves as a director or member of a compensation committee (or member of a board or other board committee performing equivalent functions) of any entity whose executive officer served on our Compensation Committee, and none of our executive officers served as a member of the compensation committee (or member of a board or other board committee performing equivalent functions) of any entity whose executive officer serves as one of our directors.

      During fiscal year 2003, Compensation Committee member Robert L. Sloan and Sibley Hospital, an entity for which Mr. Sloan served as the Chief Executive Officer, had outstanding loans with Riggs Bank made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. In the opinion of management, these loans did not, at the time they were entered into, involve more than the normal risk of collectability or present other unfavorable features.

STOCK PERFORMANCE GRAPH

Comparison of Five-Year Cumulative Total Return(1)

Among Riggs Common Stock, the Russell 2000 and the SNL $5B–$10B Index(2)

      The stock performance graph compares our stock performance to the SNL $5B-$10B Bank Index and the Russell 2000 Index. The SNL $5B-$10B Bank Index, which includes the Corporation, is comprised of all banks and related holding companies in the United States with total assets of between $5 billion and $10 billion, thus providing an appropriate measurement base to compare with our stock performance. Each bank’s stock performance in the foregoing index is weighted according to its market capitalization. The Russell 2000 Index consists of United States companies having a market capitalization ranking according to size from 1001 to 3000. The Corporation is included in the Russell 2000 Index. We are required by the SEC to compare our performance with a broad market index.

[PERFORMANCE GRAPH]

	Riggs National Corporation	Russell 2000	SNL $5B-$10B Bank Index

12/31/98	100.00	100.00	100.00
12/31/99	65.46	121.26	91.64
12/31/00	70.38	117.59	110.00
12/31/01	71.46	120.52	121.95
12/31/02	80.35	95.83	125.35
12/31/03	86.88	141.11	173.20

(1)	Assumes a $100 investment on December 31, 1998, a reinvestment of dividends and a fiscal year ending on December 31.

(2)	A list of the banks included in the SNL $5B–$10B Bank Index is available to shareholders, at no charge, by writing to the Corporate Secretary, Riggs National Corporation, 800 17th Street, N.W., 7th Floor, Washington, D.C. 20006.

AUDIT COMMITTEE REPORT TO SHAREHOLDERS

      The Audit Committee of the Board of Directors is responsible for overseeing management’s conduct of the Corporation’s financial reporting process and the audit of the financial statements undertaken by the independent public accountants. The Audit Committee currently consists of three directors and acts under a written charter adopted and approved by the Board of Directors, a copy of which is attached to this proxy statement as Appendix A.

      The Audit Committee discussed with the Corporation’s internal auditors and independent public accountants the overall scope and plans for their respective audits. The Audit Committee meets with the internal and independent public accountants, with and without management present, to discuss the results of their examinations, the evaluations of the Corporation’s internal controls and the overall quality of the financial reporting process.

      Management is primarily responsible for the financial reporting process, the system of internal controls, the preparation of consolidated financial statements in accordance with generally accepted accounting principles and the procedures for ensuring compliance with accounting standards and applicable laws and regulations. The Corporation’s independent public accountants are responsible for auditing the financial statements in accordance with generally accepted auditing standards. The responsibility of the Audit Committee is to monitor and review these processes and procedures. The Audit Committee has relied, without independent verification, on the information provided to it and on the representations of management and the independent public accountants that the financial statements have been prepared in conformity with generally accepted accounting principles.

      In this context, the Audit Committee has reviewed and discussed with management, the internal auditors and the independent public accountants the audited consolidated financial statements as of and for the year ending December 31, 2003. The Audit Committee discussed with the independent public accountants the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended.

      In addition, the Audit Committee has received the written disclosures and the letter from the independent public accountants required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and has discussed with the independent public accountants their independence from the Corporation and its management and their provision of non-audit services to the Corporation. A disclosure summarizing the fees paid to the independent public accountants in 2002 and 2003 for audit and non-audit services appears in Appendix B.

      Based on the Audit Committee’s review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ending December 31, 2003, for filing with the SEC.

Respectfully submitted,

The Audit Committee

Robert L. Sloan, Chairman
Charles A. Camalier, III
Steven B. Pfeiffer

COMPENSATION OF EXECUTIVE OFFICERS

      The following table shows the compensation we and Riggs Bank paid to the Chief Executive Officer and the four other highest compensated individuals who served as executive officers during 2003. The data reflects compensation for services rendered to us and our subsidiaries in each of the last three years.

Summary Compensation Table

								Long-Term
		Annual Compensation						Compensation Awards

						Other		Restricted		Securities	All
						Annual		Stock		Underlying	Other
		Salary		Bonus		Compensation		Awards		Options	Compensation
Name and Principal Position	Year	($)		($)(1)		($)		($)(2)		(#)	($)

Robert L. Allbritton	2003	375,000		166,360		64,214	(3)	132,720	(4)	285,000	899	(5)
Chairman of the Board and	2002	343,269		100,000		—		659,500	(4)	500,000	662
Chief Executive Officer of the	2001	263,077		100,000		—		—		200,000	361
Corporation; Chairman of the Board of Riggs Bank

Timothy C. Coughlin	2003	362,876		72,261		—		74,506	(6)	33,684	17,692	(7)
President of the Corporation	2002	338,656		35,000		—		329,750	(6)	30,514	12,454
	2001	330,000		35,000		—		—		25,000	7,145

Lawrence I. Hebert	2003	464,247		134,508		—		119,000	(8)	53,801	16,741	(9)
President and Chief Executive	2002	434,616		75,000		—		527,600	(8)	50,857	14,660
Officer of Riggs Bank	2001	360,362	(10)	75,000		—		—		40,000	2,480

Henry D. Morneault	2003	304,245		57,158		—		54,332	(11)	24,561	18,108	(12)
Executive Vice President	2002	228,846		30,000		136,965	(13)	395,700	(11)	19,348	12,920
of Riggs Bank	2001	146,363		58,280	(14)	41,625	(13)	—		50,000	1,025

Robert C. Roane	2003	279,245		75,271		—		49,803	(15)	22,515	14,050	(16)
Executive Vice President	2002	242,308		54,587		—		329,750	(15)	19,735	12,263
of Riggs Bank	2001	225,000		40,000		—		—		25,000	6,518

(1)	Includes the value of the portion of the performance shares awarded under the terms of the 2002 Plan which immediately vested after the Compensation Committee determined that certain performance criteria had been fulfilled. Values of the performance shares are determined by multiplying the number of vested shares times the closing price of a share of our common stock on the date of grant. For a discussion of the criteria underlying performance awards, refer to the Compensation Committee Report.

(2)	Values of the performance shares and deferred stock awards are determined by multiplying the number of shares granted times the closing price of a share of our common stock on the date of grant.

(3)	Of this amount, $62,973 in incremental cost is associated with Mr. Allbritton’s personal use of the corporate aircraft pursuant to the Aircraft Policy, as compared to an incremental cost of $71,424 in 2002.

(4)	On April 17, 2003, Mr. Allbritton was awarded performance shares under the terms of the 2002 Plan, of which 12,000 shares were paid out by the Corporation based on the attainment of certain performance criteria. One-third of the shares paid out immediately vested and the remainder vest in equal annual installments over the two-year period thereafter, provided that Mr. Allbritton is then-employed by the Corporation. As of December 31, 2003, the value of the unvested shares covered by Mr. Allbritton’s performance award would have been $132,240 if they had all vested on that date. The unvested performance shares have neither voting nor dividend rights.

On July 17, 2002, Mr. Allbritton received an award of 50,000 deferred shares of our common stock, which vests annually in twenty percent increments beginning on January 23, 2003, provided that Mr. Allbritton is then-employed by the Corporation. As of December 31, 2003, the value of the unvested shares covered by Mr. Allbritton’s deferred stock award would have been $661,200 if they had all vested on that date. The unvested deferred shares have neither voting nor dividend rights.

(5)	$438 of this amount represents the economic benefit attributable to the Split Dollar Life Insurance Plan, and $461 represents the economic benefit attributable to the Group Term Life Insurance Plan.

(6)	On April 17, 2003, Mr. Coughlin was awarded performance shares under the terms of the 2002 Plan, of which 6,737 shares were paid out by the Corporation based on the attainment of certain performance criteria. One-third of the shares paid out immediately vested and the remainder vest in equal annual installments over the two-year period thereafter, provided that Mr. Coughlin is then-employed by the Corporation. As of December 31, 2003, the value of the unvested shares covered by Mr. Coughlin’s performance award would have been $74,236 if they had all vested on that date. The unvested performance shares have neither voting nor dividend rights.

On July 17, 2002, Mr. Coughlin received an award of 25,000 deferred shares of our common stock, which vests annually in twenty percent increments beginning on January 23, 2003, provided that Mr. Coughlin is then-employed by the Corporation. As of December 31, 2003, the value of the unvested shares covered by Mr. Coughlin’s deferred stock award would have been $330,600 if they had all vested on that date. The unvested deferred shares have neither voting nor dividend rights.

(7)	$2,445 of this amount represents the economic benefit attributable to the Split Dollar Life Insurance Plan, and $3,247 represents the economic benefit attributable to the Group Term Life Insurance Plan. $12,000 of the amount is attributable to matching contributions to the Riggs Bank 401(k) plan of Mr. Coughlin.

(8)	On April 17, 2003, Mr. Hebert was awarded performance shares under the terms of the 2002 Plan, of which 10,760 shares were paid out by the Corporation based on the attainment of certain performance criteria. One-third of the shares paid out immediately vested and the remainder vest in equal annual installments over the two-year period thereafter, provided that Mr. Hebert is then-employed by Riggs Bank. As of December 31, 2003, the value of the unvested shares covered by Mr. Hebert’s performance award would have been $118,570 if they had all vested on that date. The unvested performance shares have neither voting nor dividend rights.

On July 17, 2002, Mr. Hebert received an award of 40,000 deferred shares of our common stock, which vests annually in twenty percent increments beginning on January 23, 2003, provided that Mr. Hebert is then-employed by the Corporation. As of December 31, 2003, the value of the unvested shares covered by Mr. Hebert’s deferred stock award would have been $528,960 if they had all vested on that date. The unvested deferred shares have neither voting nor dividend rights.

(9)	$1,935 of this amount represents the economic benefit attributable to the Split Dollar Life Insurance Plan, and $2,806 represents the economic benefit attributable to the Group Term Life Insurance Plan. $12,000 of this amount is attributable to matching contributions to the Riggs Bank 401(k) plan of Mr. Hebert.

(10)	$9,593 of this amount is attributable to director fees Mr. Hebert received from Riggs Bank Europe Limited.

(11)	On April 17, 2003, Mr. Morneault was awarded performance shares under the terms of the 2002 Plan, of which 4,912 shares were paid out by the Corporation based on the attainment of certain performance criteria. One-third of the shares paid out immediately vested and the remainder vest in equal annual installments over the two-year period thereafter, provided that Mr. Morneault is then-employed by Riggs Bank. As of December 31, 2003, the value of the unvested shares covered by Mr. Morneault’s performance award would have been $54,135 if they had all vested on that date. The unvested performance shares have neither voting nor dividend rights.

On July 17, 2002, Mr. Morneault received an award of 30,000 deferred shares of our common stock, which vests annually in twenty percent increments beginning on January 23, 2003, provided that Mr. Morneault is then-employed by the Corporation. As of December 31, 2003, the value of the unvested shares covered by Mr. Morneault’s deferred stock award would have been $396,720 if they had all vested on that date. The unvested deferred shares have neither voting nor dividend rights.

(12)	$798 of this amount represents the economic benefit attributable to the Split Dollar Life Insurance Plan, and $2,245 represents the economic benefit attributable to the Group Term Life Insurance Plan. $3,065 represents premiums paid by Riggs for a disability insurance policy for Mr. Morneault. $12,000 of this amount is attributable to matching contributions to the Riggs Bank 401(k) plan of Mr. Morneault.

(13)	For 2002, $126,413 of the total amount represents moving and relocation expense reimbursements made to Mr. Morneault, of which $20,165 is attributable to the related reimbursement for a tax gross-up. For 2001, $40,187 of the total amount represents moving and relocation expense reimbursements made to Mr. Morneault, of which $13,945 is attributable to the related reimbursement for a tax gross-up.

(14)	$50,000 of this amount represents a hiring bonus paid to Mr. Morneault as part of the terms of employment extended to Mr. Morneault in his offer letter dated March 14, 2001. $8,280 of this amount represents a pro-rated performance bonus paid to Mr. Morneault as part of the Corporation’s general incentive plan for 2001.

(15)	On April 17, 2003, Mr. Roane was awarded performance shares under the terms of the 2002 Plan, of which 4,503 shares were paid out by the Corporation based on the attainment of certain performance criteria. One-third of the shares paid out immediately vested and the remainder vest in equal annual installments over the two-year period thereafter, provided that Mr. Roane is then-employed by Riggs Bank. As of December 31, 2003, the value of the unvested shares covered by Mr. Roane’s performance award would have been $49,623 if they had all vested on that date. The unvested performance shares have neither voting nor dividend rights.

On July 17, 2002, Mr. Roane received an award of 25,000 deferred shares of our common stock, which vests annually in twenty percent increments beginning on January 23, 2003, provided that Mr. Roane is then-employed by the Corporation. As of December 31, 2003, the value of the unvested shares covered by Mr. Roane’s deferred stock award would have been $330,600. The unvested deferred shares have neither voting nor dividend rights.

(16)	$543 of this amount represents the economic benefit attributable to the Split Dollar Life Insurance Plan, and $1,507 represents the economic benefit attributable to the Group Term Life Insurance Plan. $12,000 of this amount is attributable to matching contributions to the Riggs Bank 401(k) plan of Mr. Roane.

Option Grants in 2003

      The following table sets forth information regarding the grant of stock options during 2003.

	Individual Grants

	Securities	Percent of Total	Exercise or		Grant Date
	Underlying Options	Options Granted to	Base Price	Expiration	Present Value
Name	Granted	Employees in 2003	($/Share)	Date	($)(1)

Robert L. Allbritton(2)	285,000	19.54%	13.84	04/16/2013	1,624,500
Timothy C. Coughlin(3)	33,684	2.31%	13.84	04/16/2013	191,998
Lawrence I. Hebert(4)	53,801	3.69%	13.84	04/16/2013	306,665
Henry D. Morneault(5)	24,561	1.68%	13.84	04/16/2013	139,997
Robert C. Roane(6)	22,515	1.54%	13.84	04/16/2013	128,335

(1)	The grant date present value estimate reflected in the above table has been developed solely for the purposes of comparative disclosure in accordance with the rules and regulations of the SEC and does not necessarily reflect our view of the appropriate value or methodology for purposes of financial reporting. This hypothetical value, determined by the Black-Scholes model, is based on the following assumptions:

•	Exercise price is equal to the closing market price on the day of the grant;

•	The annual dividend rate is 1.45% for options maturing April 16, 2013;

•	Price volatility is based on weekly data for the preceding three-year period;

•	The risk-free rate is 4.190% for options maturing April 16, 2013, the expected term of the options with a yield comparable to Treasury securities maturing on a comparable date; and

•	There is a 10% discount for forfeiture of unexercised shares.

These assumptions are based upon historical experience and are not a forecast of future stock price performance or volatility or of future dividend policy. There is no assurance that the value received by an executive will be at or near the value estimated by the Black-Scholes model. The actual value will depend on the market value of our common stock on the dates upon which the options are exercised.

(2)	On April 16, 2003 (the “April Grant Date”), the Compensation Committee awarded Mr. Robert L. Allbritton nonqualified stock options to purchase 285,000 shares of our common stock. Pursuant to our 2002 Plan, the options were granted at a price equal to the closing price on the day of the April Grant Date, which was $13.84 per share. These options vested and were immediately exercisable.

(3)	On the April Grant Date, the Compensation Committee awarded Mr. Coughlin nonqualified stock options to purchase 26,388 shares of our common stock and incentive stock options to purchase 7,296 shares of our common stock. Pursuant to the 2002 Plan, the options were granted at a price equal to the closing price on the day of the April Grant Date, which was $13.84 per share. These options vest and become exercisable equally over three years on the respective grant date anniversaries or upon a “change in control”, as defined in the 2002 Plan.

(4)	On the April Grant Date, the Compensation Committee awarded Mr. Hebert nonqualified stock options to purchase 46,505 shares of our common stock and incentive stock options to purchase 7,296 shares of our common stock. Pursuant to the 2002 Plan, the options were granted at a price equal to the closing price on the day of the April Grant Date, which was $13.84 per share. These options vest and become exercisable over three years on the respective grant date anniversaries or upon a “change of control”, as defined in the 2002 Plan.

(5)	On the April Grant Date, the Compensation Committee awarded Mr. Morneault nonqualified stock options to purchase 15,179 shares of our common stock and incentive stock options to purchase 9,382 shares of our common stock. Pursuant to the 2002 Plan, the options were granted at a price equal to the closing price on the day of the April Grant Date, which was $13.84 per share. These options vest and become exercisable over three years on the respective grant date anniversaries or upon a “change of control”, as defined in the 2002 Plan.

(6)	On the April Grant Date, the Compensation Committee awarded Mr. Roane nonqualified stock options to purchase 13,379 shares of our common stock and incentive stock options to purchase 9,136 shares of our common stock. Pursuant to the 2002 Plan, the options were granted at a price equal to the closing price on the day of the April Grant Date, which was $13.84 per share. These options vest and become exercisable over three years on the respective grant date anniversaries or upon a “change of control”, as defined in the 2002 Plan.

Option Exercises in 2003 and Fiscal Year-End Option Value

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money
	Shares		Options at FY-End		Options at FY-End
	Acquired on	Value	(#)		($)
	Exercise	Realized
Name	(#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Robert L. Allbritton			1,000,000	0	2,617,650	0
Timothy C. Coughlin	25,000	175,347	166,838	62,360	335,647	169,743
Lawrence I. Hebert			78,415	93,743	108,892	250,408
Henry D. Morneault			39,782	54,127	39,539	118,152
Robert C. Roane	5,000	35,000	98,245	44,005	191,796	115,697

Retirement Benefits

Pension Plan Table

Years of Service

Compensation	5	10	15	20	25	30

10,000	325	650	975	1,300	1,625	1,950
20,000	825	1,650	2,475	3,300	4,125	4,950
30,000	1,325	2,650	3,975	5,300	6,625	7,950
40,000	1,825	3,650	5,475	7,300	9,125	10,950
50,000	2,325	4,650	6,975	9,300	11,625	13,950
60,000	2,825	5,650	8,475	11,300	14,125	16,950
70,000	3,325	6,650	9,975	13,300	16,625	19,950
80,000	3,825	7,650	11,475	15,300	19,125	22,950
90,000	4,325	8,650	12,975	17,300	21,625	25,950
100,000	4,825	9,650	14,475	19,300	24,125	28,950
110,000	5,325	10,650	15,975	21,300	26,625	31,950
120,000	5,825	11,650	17,475	23,300	29,125	34,950
130,000	6,325	12,650	18,975	25,300	31,625	37,950
140,000	6,825	13,650	20,475	27,300	34,125	40,950
150,000	7,325	14,650	21,975	29,300	36,625	43,950
160,000	7,825	15,650	23,475	31,300	39,125	46,950
170,000	8,325	16,650	24,975	33,300	41,625	49,950

      Certain senior officers and senior officers of our subsidiaries are eligible to receive pension benefits under the Riggs Bank N.A. Amended Pension Plan. Effective February 28, 2002, plan benefits and participation were frozen; thus, officers will not receive any further increases in their plan benefits, and new officers are not permitted to participate. Effective January 1, 1996, the benefit formula for determining the pension benefit payable under the plan is 1% of the officer’s average base compensation multiplied by years of service up to a maximum of 30 years, less .35% of the officer’s average base compensation not in excess of $10,000 multiplied by years of service up to a maximum of 30 years. Years of service and average base compensation are determined as of February 28, 2002. Note that if a greater benefit would result under the plan provisions in effect prior to January 1, 1996, an officer’s pension benefit payable under the plan is protected at that level.

      Average base compensation is limited by the Riggs Bank N.A. Amended Pension Plan to base salary and is averaged over the officer’s highest five consecutive years of employment prior to February 28, 2002. In accordance with applicable tax code provisions, base salary has been limited since 1989. Base salary has been limited to $170,000 since 2001. Applying the formula, the annual pension benefit for the named executive officers eligible to participate is as follows: Mr. Coughlin, 18.2 years of credited service, $50,891, and Mr. Roane, 23.5 years of credited service, $36,677. Mr. Allbritton, Mr. Hebert and Mr. Morneault were never eligible to participate in the plan and have no benefit. Benefit amounts are not subject to a reduction for social security benefits, but are subject to a reduction for participant health insurance premiums as well as federal and state taxes.

Change of Control Arrangements

      In October 2001, the Board of Directors adopted a change of control policy to provide the Corporation with a smooth transition of management and continuing operations throughout a change of control transaction. The Senior Executive Change of Control and Retention Agreements provide severance benefits to 17 of our senior level executives, including the named executive officers, in the event the covered executive is involuntarily terminated by the Corporation without cause or terminates for good reason within two years following a change of control, or the executive elects voluntary termination after one year following the change of control. For a definition of “change of control,” please see the Senior Executive Change of Control and Retention Agreement, filed as an exhibit to our 2001 Annual Report on Form 10-K, dated March 22, 2002. Due to the fact that Riggs Bank has been classified as a “troubled institution” by the OCC, under applicable regulations, the Corporation’s ability to make severance payments under the Senior Executive Change of Control and Retention Agreements during the period in which it remains classified as a “troubled institution” may be affected.

      Under the Senior Executive Change of Control and Retention Agreements, a covered executive who is terminated by the Corporation without cause or terminates for good reason would be entitled to receive, in lieu of any further salary payments or severance benefits otherwise payable, a lump sum that is equal to two times the sum of the executive’s base salary and bonus, each calculated in accordance with the terms of the Senior Executive Change of Control and Retention Agreements. In addition, the executive would be entitled to a lump sum payment of any incentive compensation that has already been allocated or awarded to the executive under our annual or long-term incentive plans, but has not yet been paid, plus a pro rata portion of all contingent incentive compensation awards for the then uncompleted periods under those incentive plans, calculated in accordance with the Senior Executive Change of Control and Retention Agreements.

      Other benefits under the Senior Executive Change of Control and Retention Agreements include the continuation of life, disability, accident and health insurance for two years, reduced by any comparable benefits actually received by the executive without cost from a subsequent employer. The agreements also provide for two years of additional benefit credit under any supplemental pension and thrift plans plus two years of eligibility credit in the Corporation’s post-retirement health and life insurance plans, payable as a lump sum or as part of the benefit payable under such plans. A covered executive would also be entitled to the acceleration of the vesting of, or lapse of restrictions and restriction periods applicable to, outstanding stock options and other similar equity-based awards, along with the deemed satisfaction of certain performance criteria, to the extent not previously vested or satisfied immediately prior to the change of control. For a thirty-day period following the one-year anniversary of the change of control, the executive has the option to terminate voluntarily his or her employment with us and be entitled to 50% of the foregoing severance benefits. Covered executives will also be made whole with respect to any excise tax imposed by Section 4999 of the Internal Revenue Code in connection with the severance benefits received under the Senior Executive Change of Control and Retention Agreements. Covered executives will also be reimbursed for legal fees, if any, incurred in a good faith dispute relating to the termination of employment following a change of control or the potential payment of benefits under the agreement. Under the Senior Executive Change of Control and Retention Agreements, covered executives who have been terminated are not required to seek other employment or otherwise mitigate the payments required by the agreements, except with respect to life, disability, accident and health insurance expenses that may be paid by a subsequent employer.

      The term “cause” is defined in the Senior Executive Change of Control and Retention Agreements and generally includes: (i) the termination of the covered executive’s employment because of the willful and continued failure by the executive to substantially perform his or her duties after the Board has notified him or her of such failure; or (ii) the willful engaging by the covered executive in conduct that is demonstrably and materially injurious to the Corporation (or its subsidiaries), whether monetarily or otherwise. The term “good reason” is defined in the Senior Executive Change of Control and Retention Agreements and generally includes the occurrence of the following events after a change of control: (i) the assignment of the covered executive to duties that are inconsistent with his or her status as a senior executive of the Corporation or a substantial alteration of the covered executive’s responsibilities following the change of control; (ii) a reduction in the covered executive’s then annual base salary plus bonus; (iii) the relocation of the covered executive to an office other than our principal executive offices or the relocation of the principal executive offices to a location more than 35 miles away from the location of such offices immediately prior to the change of control; (iv) the failure to pay the covered executive his or her current compensation or deferred compensation within seven days of the date such compensation is due; (v) the failure to continue a compensation plan in which the covered executive participated immediately prior to the change of control which is material to such executive’s total compensation; (vi) the failure to continue to provide the covered executive with benefits under any of our pension, life insurance, medical, health and accident, or disability plans that are substantially similar to those the executive participated in immediately prior to the change of control, the material reduction of any such benefits or the deprivation of any material fringe benefits that the covered executive enjoyed at the time of the change of control, or the failure to maintain a vacation policy that is at least as favorable as the policy in place prior to the change of control; or (vii) termination of the covered executive in a manner that is not in compliance with the notice provisions of the Senior Executive Change of Control and Retention Agreements.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth, as of March 12, 2004, the beneficial ownership of our common stock for the following persons: (1) all shareholders known by us to beneficially own more than five percent of our common stock; (2) each of our nominees for director; (3) our chief executive officer and the four other highest compensated executive officers; and (4) all of our directors and executive officers as a group. Certain information in the table is based on information contained in filings made by the beneficial owner with the SEC.

	Common Stock
	Beneficially Owned(1)

			Percent of
Name of Beneficial Owner	Shares Owned		Class

Greater Than 5% Holders
Joe L. Allbritton	13,102,952	(2)	40.5%
Riggs National Corporation 1503 Pennsylvania Avenue, N.W. Washington, D.C. 20005
Dimensional Fund Advisors Inc.	2,083,447	(3)	7.2%
1299 Ocean Avenue, Floor 11 Santa Monica, CA 90401-1038
Barbara B. Allbritton	2,061,732	(4)	7.1%
Riggs National Corporation 1503 Pennsylvania Avenue, N.W. Washington, D.C. 20005
Wellington Management Company, LLP	1,860,830	(5)	6.4%
75 State St. Boston, MA 02109
Robert L. Allbritton	1,755,722	(6)	5.9%
Riggs National Corporation 1503 Pennsylvania Avenue, N.W. Washington, DC 20005

Directors and Director Nominees
Joe L. Allbritton	13,102,952	(2)	40.5%
Robert L. Allbritton	1,755,722	(6)	5.9%
J. Carter Beese, Jr.	156,180	(7)	*
Charles A. Camalier, III	253,087	(8)	*
Lawrence I. Hebert	408,143	(9)	1.4%
Steven B. Pfeiffer	46,738	(10)	*
Robert L . Sloan	49,219	(11)	*
Anthony P. Terracciano	0		*
Jack Valenti	44,336	(12)	*
William L. Walton	10,400	(13)	*
Eddie N. Williams	41,461	(14)	*
Executive Officers
Timothy C. Coughlin	202,684	(15)	*
Henry D. Morneault	71,816	(16)	*
Robert C. Roane	127,038	(17)	*
All of our executive officers and directors (including nominees) as a group (22 persons)	15,512,146	(18)	45.1%

*	Less than 1%

(1)	Beneficial ownership, as determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, includes sole or shared power to vote or direct the voting of, or to dispose or direct the disposition of, shares as well as the right to acquire beneficial ownership within 60 days of March 12, 2004, through the exercise of an option or otherwise. Unless otherwise indicated, the listed persons have sole voting power and sole investment power with respect to the shares of our common stock set forth in the table and own less than 1% of the shares outstanding. 28,928,495 shares of our common stock were outstanding as of March 12, 2004. In addition, the number of shares of our common stock outstanding used to calculate the percentage of the class held by a person includes the number of shares that person has the right to acquire beneficial ownership of within 60 days.

(2)	Mr. Joe L. Allbritton has sole voting and investment power with regard to 7,652,952 of these shares, including 475,511 shares owned by Allwin, Inc., which is wholly owned by Mr. Allbritton. In addition, there are 700,000 shares owned by charitable foundations (the “Foundations”) as to which Mr. Allbritton, as a trustee, shares voting and investment power with his wife, Barbara B. Allbritton, and their son, Robert L. Allbritton (Chairman and Chief Executive Officer of the Corporation), and 1,330,000 shares are beneficially owned by Mrs. Allbritton, as to which Mr. Allbritton shares voting and investment power. Mr. Allbritton disclaims beneficial ownership of an additional 31,732 shares beneficially owned by Mrs. Allbritton. The amount beneficially owned by Mr. Allbritton includes 3,420,000 shares underlying options to purchase our common stock.

(3)	Based on a Schedule 13G dated December 31, 2003. As disclosed in that Schedule 13G, Dimensional Fund Advisors, Inc. (“Dimensional”), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as an investment manager to certain other investment vehicles, including commingled group trusts (these investment companies and investment vehicles are together referred to as the “Portfolios”). In its role as investment advisor and investment manager, Dimensional has reported both voting and investment power with regard to all 2,083,447 of these shares. We have been advised that Dimensional disclaims beneficial ownership of all 2,083,447 shares, which Dimensional has advised us are held by the Portfolios.

(4)	Mrs. Allbritton has sole voting and investment power with regard to 1,732 of these shares and shares voting and investment power with her husband, Joe L. Allbritton, as to 1,330,000 shares, with respect to which she has granted to him an irrevocable proxy to vote such shares and has agreed not to sell such shares free of the proxy except in limited market transactions. Also included are 700,000 shares owned by the Foundations as described in note 2 above and 30,000 shares underlying options to purchase our common stock. Mrs. Allbritton disclaims beneficial ownership of 11,072,952 shares beneficially owned by her husband.

(5)	Based on a Schedule 13G dated December 31, 2003. As disclosed in that Schedule 13G, Wellington Management Company, LLP has shared voting power with regard to 1,106,600 of these shares and shared investment power with regard to all of such shares.

(6)	Mr. Robert L. Allbritton has sole voting and investment power with regard to 400 of these shares. Included in this total are 1,000,000 shares underlying options to purchase our common stock and 24,212 shares of phantom stock beneficially owned through our Deferred Compensation Program. Also included are 700,000 shares owned by the Foundations as described in note 2 above.

(7)	Mr. Beese has sole voting and investment power with regard to 35,800 of these shares and shared voting and investment power with regard to 5,380 shares. This amount also includes 115,000 shares underlying options to purchase our common stock.

(8)	Mr. Camalier has sole voting and investment power with regard to 94,973 of these shares, including 86,381 shares in a family limited partnership, and shared voting and investment power, through a family trust, of 116,979 shares. Also included in this total are 35,000 shares underlying options to purchase our common stock and 6,135 shares of phantom stock beneficially owned through our Non-Employee Director Deferred Compensation Plan.

(9)	Included in this total are 102,386 shares underlying options to purchase our common stock and 19,757 shares of phantom stock beneficially owned through our Deferred Compensation Plan. Additionally, Mr. Hebert is a voting trustee of The Allbritton Foundation, which owns 275,000 shares of our common stock.

(10)	Mr. Pfeiffer has sole voting and investment power with regard to 10,830 of these shares and shared voting and investment power with regard to 100 shares. Also included in this total are 35,000 shares underlying options to purchase our common stock.

(11)	Mr. Sloan has sole voting and investment power with regard to 7,420 of these shares and shared voting and investment power with regard to 1,200 shares. Also included in this total are 35,000 shares underlying options to purchase our common stock and 5,538 shares of phantom stock beneficially owned through our Non-Employee Director Deferred Compensation Plan.

(12)	Included in this total are 35,000 shares underlying options to purchase our common stock and 6,302 shares of phantom stock beneficially owned through our Non-Employee Director Deferred Compensation Plan.

(13)	Included in this total are 10,000 shares underlying options to purchase our common stock.

(14)	Included in this total are 30,000 shares underlying options to purchase our common stock and 1,501 shares of phantom stock beneficially owned through our Non-Employee Director Deferred Compensation Plan.

(15)	Included in this total are 186,399 shares underlying options to purchase our common stock.

(16)	Included in this total are 64,636 shares underlying options to purchase our common stock.

(17)	Included in this total are 114,083 shares underlying options to purchase our common stock.

(18)	Of the 15,512,146 shares which are beneficially owned by the executive officers and directors (including nominees) of the Corporation, 5,362,303 are shares underlying options to purchase our common stock and 81,556 are shares beneficially owned through our deferred compensation programs.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and our other equity securities. Officers, directors and greater than 10% shareholders are required by SEC regulation to provide copies to us of all Section 16(a) reports they file. Based on the information they have supplied to us, we believe that all our directors, officers and 10% shareholders satisfied their filing requirements, except that: (1) through an administrative oversight, the Forms 4 for the following individuals reporting the acquisition of phantom stock under the Non-Employee Director Deferred Compensation Plan were not timely reported: Charles A. Camalier, III, Robert L. Sloan, William L. Walton, and Eddie N. Williams; (2) Timothy C. Coughlin filed one late report on Form 4 to correct the number of shares sold; and (3) Henry D. Morneault inadvertently filed one late report on Form 4 to report a transaction involving the disposition of shares in his 401(k) account. All of the required reports have been subsequently filed.

TRANSACTIONS WITH MANAGEMENT

Indebtedness of Directors, Nominees for Directors, Executive Officers and Related Persons

      In December 2001, we instituted the Employee Mortgage Discount Program under which our employees and those of our subsidiaries are eligible to receive a 20 percent lower interest rate on their home mortgages than the prevailing market rate. The Corporation’s banking subsidiaries have had lending transactions in the ordinary course of their banking business with directors of Riggs Bank and Riggs Bank Europe Limited and their associates (primarily the businesses with which they are associated), and directors and executive officers of the Corporation and their associates, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, except for, in some cases, discounted interest rate terms pursuant to the Employee Mortgage Discount Program.

      In 2003, we paid, through our two venture capital investment partnerships, approximately $750,000 in management fees to venture capital investment companies that are controlled by J. Carter Beese, Jr., one of our directors. These venture capital investment companies, through their management company, then paid Riggs Bank approximately $659,957 for rent, salaries and other services we provided to those entities during 2003, pursuant to an Operating and Services Agreement.

Other Related Party Transactions

      During 2003, Allbritton Communications Company (“ACC”), a company indirectly owned by Mr. Joe L. Allbritton, a vice chairman of our Board, and of which Mr. Robert L. Allbritton is the Chairman and Chief Executive Officer and Mr. Lawrence I. Hebert is Vice Chairman, paid Riggs Bank $469,167 to lease office and parking space in an office building owned by Riggs Bank under a lease that extends through January 31, 2007. Also during 2003, ACC reimbursed Riggs Bank $230,386 for use of entertainment suites at sports stadiums.

      Two of our directors, Mr. Steven B. Pfeiffer and Mr. Charles A. Camalier, III, are associated with law firms that perform legal services for us from time to time.

      For a discussion of the material provisions of our change of control arrangements with 17 of our senior officers, you should refer to “Compensation of Executive Officers — Change of Control Arrangements”.

SHAREHOLDER PROPOSALS FOR THE 2005 ANNUAL MEETING

      We anticipate that the next Annual Meeting of Shareholders will be held on or about April 20, 2005. A shareholder who intends to present a proposal at the 2005 Annual Meeting must submit the written text of the proposal to us no later than January 3, 2005, in order for the proposal to be considered for inclusion in our proxy statement and form of proxy for that meeting. With respect to proposals not intended for inclusion in the Corporation’s proxy materials for next year’s annual meeting, if the Corporation does not receive notice of such a proposal by March 19, 2005, and the matter is raised at that meeting, the proxy holders will have discretionary authority to vote on the matter.

INDEPENDENT PUBLIC ACCOUNTANTS

      During 2003, KPMG LLP served as our independent public accountants. We expect that representatives of KPMG LLP will be present at the Annual Meeting, and he or she will have the opportunity to make a statement, if he or she desires to do so, and to respond to appropriate questions.

OTHER MATTERS

      We are not aware of any other matters that may come before the meeting. If any other business properly comes before the meeting, the persons designated as proxies will vote upon those matters in their sole discretion.

ANNUAL REPORT ON FORM 10-K

      A copy of our Annual Report on Form 10-K, as filed with the SEC, is available without charge upon written request to Ingrid Carlson, Investor Relations, Riggs National Corporation, 808 17th Street, N.W., Washington, D.C. 20006.

By Order of the Board of Directors,

TIMOTHY C. COUGHLIN
President

APPENDIX A

CHARTER OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS
OF RIGGS NATIONAL CORPORATION

I. Purpose

      The Audit Committee (the “Committee”) of the Corporation is appointed by, and generally acts on behalf of, the Board of Directors (the “Board”) of Riggs National Corporation (the “Corporation”). The role of the Committee is one of oversight, not one of management. It is the Committee’s responsibility to oversee management’s production of the Corporation’s financial statements and the audit of those statements undertaken by the independent auditors, as well as to oversee the creation and maintenance of disclosure controls and procedures and internal control over financial reporting.

II. Membership

•	The Committee will be composed of at least three (3) directors, each of whom must be “independent” as defined in Nasdaq listing standards and each of whom must satisfy the additional audit committee independence requirements set forth in Section 10A(m)(3) of the Exchange Act of 1934, as amended (the “Exchange Act”), and the rules promulgated thereunder. No Committee member shall have participated in the preparation of the financial statements of the Corporation or its subsidiaries within three (3) years of his date of appointment to the Committee.

•	All members of the Committee must meet the financial literacy requirements set forth in Rule 4350(d)(2) of the Nasdaq listing standards. At least one member should be an “audit committee financial expert” as required by Item 401(h) of Regulation S-K.

•	The membership provisions of this Charter will be subject to the cure provisions of Rule 4350(d)(4) of the Nasdaq listing standards.

•	The members of the Committee will be nominated and appointed by a majority of the Board for one-year terms. The Board will designate one member of the Committee to serve as Chairperson. The members of the Committee will serve until their resignation, retirement or removal by the Board or until their successors have been appointed. The Board will review the composition and independence of the Committee on an annual basis.

III. Meetings and Procedures

•	The Committee will establish its own rules of procedure, which will be consistent with the By-laws of the Corporation and this Charter.

•	The Committee will meet as often as it considers necessary and appropriate, but in no event less than four (4) times per year, either in person or telephonically. A majority of the members of the Committee will constitute a quorum. The Chairperson or a majority of the members of the Committee may call a special meeting of the Committee.

•	The Committee will report to the Board on the matters discussed at each Committee meeting, including describing actions taken at the meeting, and keep written minutes of its meetings to be maintained with the books and records of the Corporation.

•	The Committee will meet with the independent auditors, the senior members of the Corporation’s internal audit department and management in separate meetings, as often as it deems necessary or appropriate.

•	The Committee may request that any other directors, officers or employees of the Corporation, or other persons whose advice and counsel are sought by the Committee, attend any meeting to provide such information as the Committee requests.

•	The Corporation will provide the Committee will full access to the Corporation’s books, records, facilities and personnel.

•	The Committee may delegate authority to one or more of its members when appropriate, but no such delegation will be permitted if the authority is required by law, regulation or listing standard to be exercised by the Committee as a whole.

•	The Committee will have the authority to obtain advice and assistance from internal and external legal, accounting and other independent advisors as it determines necessary to carry out its duties, and the Corporation will provide appropriate funding, as determined by the Committee, for the Committee to retain such advisors.

•	The Corporation will provide appropriate funding for ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

IV.	Duties and Responsibilities. The Committee will take the following actions, to the extent it deems necessary or appropriate:

     A.     Financial Reporting Process.

•	The Committee will review and discuss with management and the independent auditors the annual audited financial statements to be included in the Corporation’s annual report on Form 10-K and review and consider with the independent auditors the matters required to be discussed by the Statement of Auditing Standards (SAS) No. 61, Communications With Audit Committees.

•	The Committee, as a whole or through the Chairperson, will review with management and the independent auditors the Corporation’s quarterly financial statements to be included in the Corporation’s Form 10-Qs and, as appropriate, any other financial disclosures to be included in SEC filings prior to their release, and, as applicable, review and consider with the independent auditors the matters required to be discussed by SAS No. 100, Interim Financial Information, prior to the Corporation’s filing of such disclosures with the SEC.

•	The Committee will recommend to the Board whether the audited financial statements should be included in the Corporation’s Form 10-K.

•	The Committee shall review earnings press releases prior to their release, as well as the types of financial information and earnings guidance provided to analysts and ratings agencies.

•	The General Counsel of the Corporation shall discuss with the Committee, as necessary and appropriate, all legal matters that could have a material impact on the Corporation’s financial statements. The Chief Compliance Officer of the Corporation shall discuss with the Committee, as necessary and appropriate, all legal matters that could have an impact on the Corporation’s compliance policies.

•	The Committee will present the report required by the rules of the SEC to be included in the Corporation’s annual proxy statement.

     B.     Risks and Control Environment.

•	The Committee will oversee the activities, organizational structure and qualifications of the internal audit department. The individual or entity responsible for the internal audit department will be accountable to the Committee.

•	On an annual basis, the Committee will evaluate and, as appropriate, approve the internal audit plan submitted by the manager of the internal audit department. The Committee will periodically review reports from the manager of the internal audit department describing the Corporation’s actual progress against the internal audit plan, any significant deficiencies in internal control over financial reporting, significant operating issues or other such material matters as may affect the implementation of the internal audit plan.

•	The Committee will evaluate the adequacy of the Corporation’s internal accounting control system, as well as operational and compliance controls, by review of written reports from Risk Management and the independent auditors, and monitor management’s responses.

•	The Committee will oversee and evaluate the Corporation’s disclosure controls and procedures, including applicable internal control over financial reporting, in accordance with applicable laws and regulations. The Committee will monitor the Corporation’s progress in addressing and correcting any identified weaknesses or deficiencies in such policies and procedures. The Committee will review and discuss the annual internal control report of management and the independent auditors’ report on, and attestation of, management’s evaluation of internal control over financial reporting, when those reports are required by SEC rules.

•	The Committee will meet periodically with the senior members of the internal audit department and the general counsel’s office to review the Corporation’s policies and procedures regarding disclosures that may impact the financial statements and compliance with applicable laws and regulations.

•	The Committee will review all regulatory examination reports submitted to the Corporation and monitor management’s response to them.

•	The Committee may require periodic reports from management, the independent auditors and Risk Management on any significant proposed regulatory, accounting or reporting issue for the purpose of assessing the potential impact upon the Corporation’s financial reporting process.

•	The Committee will establish and oversee procedures for (1) the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters, and (2) the confidential, anonymous submission by Corporation employees of concerns regarding questionable accounting or auditing matters as required by Section 10A(m)(4) of the Exchange Act and the rules promulgated thereunder.

•	The Committee will review and evaluate the recommendations of management and, as appropriate, other committees of the Board, with respect to the appointment, compensation and replacement of the person or entity responsible for the Corporation’s internal audit function prior to the appointment of such individual or entity.

     C.     Independent Auditors.

•	The Committee has direct responsibility for and sole authority to retain (or nominate for shareholder approval), set compensation and retention terms for and oversee the activities of the Corporation’s independent auditors, including resolution of any disagreements between management and the auditor regarding financial reporting. The independent auditors will report directly to the Committee, which shall also have the authority to terminate the auditors. The Corporation will provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent auditors.

•	The Committee will review and approve in advance the retention of the independent auditors for the performance of all audit and lawfully permitted non-audit services, subject to the de minimis exception for non-audit services described in Rule 2-01(c)(7) of Regulation S-X. Pre-approvals of audit and lawfully permitted non-audit services may be pursuant to appropriate policies and procedures established by the Committee, or the Committee may delegate to one or more of its members the authority to grant pre-approvals for the performance of non-audit services, provided that any such pre-approval be reported to the full Committee at its next-scheduled meeting.

•	Prior to initiation of the audit, the Committee will meet with the independent auditors to discuss the planning and staffing of the audit, including the impact of applicable rotation requirements and other independence rules on staffing.

•	The Committee will periodically review any reports prepared by the independent auditors and provided to the Committee relating to significant financial reporting issues and judgments including, among other things, the Corporation’s selection, application and disclosure of critical accounting policies and practices, all alternative treatments, assumptions, estimates or methods that have been discussed with management, including the ramifications of such treatments and the treatment preferred by the independent auditors, and any other material written communications between the independent auditors and management, such as any management letter or schedule of unadjusted differences.

•	The Committee will discuss with the independent auditors any audit problems or difficulties, including any restrictions on the scope of the independent auditors’ activities or on access to requested information, and management’s response, and any other matters required to be brought to its attention under auditing standards, and will resolve any significant disagreements between the independent auditors and management.

•	After reviewing the reports from the independent auditors and the independent auditors’ work throughout the audit period, the Committee will conduct an annual evaluation of the independent auditors’ performance and independence, including considering whether the independent auditors’ quality controls are adequate. In making its evaluation, the Committee will take into account the opinions of management and senior members of the Corporation’s internal audit department, and will request an annual written statement from the independent auditors delineating all relationships between the auditors and the Corporation consistent with Independence Standards Board Standard No. 1. The Committee will discuss with the auditors any such disclosed relationships and their impact on the independence of the auditors, and will take appropriate action to oversee the independence of the outside auditors.

•	The Committee will set clear policies for the hiring by the Corporation of employees or former employees of the independent auditors as required by Rule 2-01(c)(2) of Regulation S-X.

•	The Committee will require the independent auditors to annually certify that they are in compliance with all applicable legal and regulatory requirements relating to the qualifications of the independent auditors, including, but not limited to, the relevant provisions of Rules 2-01, 2-02, 2-06 and 2-07 of Regulation S-X.

•	The Committee will review with management and the independent auditors the annual financial statement audit report and the attestation report concerning compliance with designated laws and regulations as required by the Federal Deposit Insurance Corporation Improvement Act and its implementing regulations.

     D.     Other Matters.

•	The Committee will oversee the execution of the duties of the audit committee of Riggs Bank N.A. and will, to the extent and in the manner permitted by applicable rules and regulations, perform the duties required by applicable rules and regulations for any subsidiary that does not have its own audit committee.

•	The Committee will review and approve all related-party transactions that would be required to be disclosed under Item 404 of Regulation S-K.

•	The Committee will review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for its approval.

•	On an annual basis, the Committee will conduct a self-evaluation of its performance and effectiveness.

•	The Committee will perform any other activities consistent with this Charter, the Corporation’s Certificate of Incorporation, By-laws and governing law, as the Committee or the Board deems necessary or appropriate.

APPENDIX B

AUDIT FIRM FEE SUMMARY

      During fiscal years 2002 and 2003, the Corporation retained its principal auditor, KPMG LLP, to provide services in the following categories and amounts:

Category	2002	2003

Audit Fees	$538,270	$443,500
Audit-Related Fees(1)	722,441	313,223
Tax Fees(2)	158,001	192,475
All Other Fees(3)	32,330	3,410,000

Total	$1,451,042	$4,359,198

(1)	For fiscal year 2002, includes credit compliance review and information technology audit support for risk management. For fiscal years 2002 and 2003, includes audits of the Corporation’s employee benefit plans and certain of its trusts and funds, including services related to SAS 70, audits of the Corporation’s subsidiaries and other statutory audits.

(2)	Includes international tax services, tax compliance services, and filing reviews for fiscal years 2002 and 2003.

(3)	For fiscal years 2002 and 2003, includes financial planning for executives and services for regulatory compliance reviews under federal banking laws. For fiscal year 2003, includes services for forensic audit relating to compliance with BSA rules and regulations.

B-1

RIGGS NATIONAL CORPORATION
1503 Pennsylvania Avenue, N.W., Washington, D.C. 20005
April 29, 2004

     The Annual Meeting of Shareholders (the “Meeting”) of Riggs National Corporation (the “Corporation”) will be held on Thursday, May 27, 2004, at 9:00 a.m., local time, at our W.W. Corcoran Office located at 1503 Pennsylvania Avenue, N.W., Washington, D.C. 20005, for the following purposes:

1.	To elect a board of directors for the coming year;

2.	To ratify the appointment of KPMG LLP as the independent public accountants for 2004;

3.	To consider a shareholder proposal concerning disclosure of political contributions; and

4.	To consider and act upon any other matters that may properly come before the Meeting or any adjournment or postponement of the Meeting.

     Shareholders of record at the close of business on April 20, 2004, will be entitled to vote at the Meeting or any adjournment or postponement thereof. Whether or not you plan to attend the Meeting, please execute the Proxy Card below and return it in the enclosed postage-paid return envelope. You may revoke your proxy at any time prior to its exercise by written notice to the Corporate Secretary of the Corporation, by executing and delivering a proxy bearing a later date, or by attending the Meeting and voting in person.

Detach Proxy Card here

RIGGS NATIONAL CORPORATION
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 27, 2004

This Proxy is Solicited by the Board of Directors

At the Annual Meeting of Shareholders of RIGGS NATIONAL CORPORATION to be held May 27, 2004, or at any adjournment or postponement, DUANE W. BECKHORN, ROBERT V. FLEMING, II, and WILLIAM A. HOMAN, and each of them, with power of substitution and resubstitution, are hereby authorized to represent me and vote all my shares on the following matters:

1. Election of Directors: Robert L. Allbritton, J. Carter Beese, Jr., Charles A. Camalier, III, Lawrence I. Hebert, Steven B. Pfeiffer, Robert L. Sloan, Anthony P. Terracciano, Jack Valenti, William L. Walton, Eddie N. Williams

☐	FOR all nominees	☐	WITHHOLD AUTHORITY
	(except as otherwise marked)		to vote for all nominees

(Instructions: If you wish to withhold authority to vote for any individual nominee, strike a line through the nominee’s name in the list above and check the “FOR” box)

2.	To ratify the appointment of KPMG LLP as the independent public accountants for 2004.		3.	Shareholder proposal concerning disclosure of political contributions.

☐ FOR	☐ AGAINST	☐ ABSTAIN	☐ FOR	☐ AGAINST	☐ ABSTAIN

4.	To consider and act upon any other matters that may properly come before the meeting or any adjournment or postponement of the meeting.

(Continued, and to be executed and dated on the other side)

Detach Proxy Card here

(Continued from other side)

You are encouraged to specify your choices by marking the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The Proxies cannot vote your shares unless you sign and return this Card. Unless you indicate otherwise on the reverse side, if you return this card your shares will be voted FOR items 1 and 2, and AGAINST item 3.

DATE: _____________________________, 2004

_______________________________________

_______________________________________
Signature(s) of shareholder(s)

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

PLEASE DATE, SIGN, AND RETURN IN THE ENCLOSED POSTAGE-PAID RETURN ENVELOPE.